Exhibit 99.2

April 13, 2018

GCI Liberty, Inc. Announces Change to Meeting Date and Time for Special Meeting of Shareholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) announced a change to the meeting date and time for its previously announced Special Meeting of Shareholders. The special meeting will be held on Monday, May 7, 2018 at 8:00 a.m. M.D.T., at the corporate offices of GCI Liberty, Inc., 12300 Liberty Blvd., Englewood, Colorado 80112. The special meeting was previously scheduled for April 23, 2018. The record date for the meeting remains 4:02 p.m., New York City time, on March 9, 2018. At the special meeting, holders will be asked to vote on proposals relating to the reincorporation of GCI Liberty, Inc. into a Delaware corporation. The special meeting will not be webcast.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI and interests in Charter Communications and Liberty Broadband Corporation. GCI is the largest communications provider in Alaska, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.